Filed Under Rule 424(b)(3), Registration Statement No. 333-91228

Pricing Supplement No. 20—dated Monday, February 24, 2003 (To: Prospectus Dated November 12, 2002 and Prospectus Supplement Dated November 12, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking

26054LCP6	$15,693,000.00	100.000%	.625%	$15,594,918.75	3.350%	SEMI- ANNUAL	02/15/2006	08/15/2003	$15.63	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc.,

Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

26054LCQ4	$8,661,000.00	100.000%	1.000%	$8,574,390.00	4.150%	SEMI- ANNUAL	02/15/2008	08/15/2003	$19.37	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc.,

Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

26054LCR2	$11,337,000.00	100.000%	1.200%	$11,200,956.00	5.150%	SEMI- ANNUAL	02/15/2010	08/15/2003	$24.03	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc.,

Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

26054LCS0	$9,372,000.00	100.000%	1.500%	$9,231,420.00	5.600%	SEMI- ANNUAL	02/15/2013	08/15/2003	$26.13	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc.,

Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

The Dow Chemical Company

Trade Date: Monday, February 24, 2003 @12:00 PM ET

Settle Date: Thursday, February 27, 2003

Minimum Denomination/Increments: $1,000/$1,000

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

The Dow Chemical Company $500,000,000 The Dow Chemical Company